Exhibit 99.1
XO Holdings Reports Fourth Quarter and 2007 Financial Results
•	Improves Year-over-Year Revenue, Adjusted EBITDA and Net Loss

•	Completes Sale of $75 Million Note

•	Provides 2008 Financial Guidance
HERNDON, VA — March 17, 2008 — XO Holdings, Inc. (OTCBB: XOHO) today announced its fourth quarter and full year 2007 financial and operational results.
XO Holdings achieved year-over-year and sequential revenue growth, demonstrating the company’s growth in strategic services such as data, IP, and wholesale high-capacity network services and progress in selling its product offerings to enterprise customers. Total revenue for the fourth quarter of 2007 was $367.9 million, an increase of $11.3 million, or 3 percent, compared to the same period last year. Adjusted EBITDA (a non-GAAP financial measure) was $20.3 million in the fourth quarter 2007, compared to $23.2 million in the same period last year. The decrease in Adjusted EBITDA for the fourth quarter 2007, as compared to the same period last year, reflects increased expenditures for sales and support resources to drive the company’s increased focus on the enterprise market and delivery of advanced IP services and the impact of favorable changes in accounting estimates related to cost of service in the fourth quarter 2006. The net loss for the fourth quarter 2007 was $54.2 million compared to a net loss of $27.6 million for the same period last year. Net loss for the fourth quarter 2007 was impacted by reductions in the estimated useful life of certain network equipment.
Total revenue for 2007 was $1.43 billion, an increase of $11.8 million, or 1 percent, compared to 2006. Adjusted EBITDA increased to $108.4 million for the full year 2007, compared to $94.8 million for 2006. The net loss for 2007 was $115.7 million compared to a net loss of $130.3 million in 2006. The year-over-year reduction in net loss was driven by improvements in Adjusted EBITDA performance and a $21 million gain on investment, partially offset by the impact of the previously mentioned useful life reductions and increased interest expense.
“In 2007, we saw results from the infrastructure investments we had made over the past 12 months, such as the completion of our next generation inter-city network in the fourth quarter of 2006 and the rapid expansion of capacity in the fourth quarter of 2007 on key routes by 800 Gigabits per second (Gbps). Once again, we reported strong growth in revenue from our Data and IP services, which increased 24% year-over-year,” said XO Holdings CEO Carl Grivner. “We are also pleased to announce that we have completed a $75 million term loan. This new financing agreement with Arnos Corp. will allow the company to continue to pursue our growth opportunities in the near term.”
Sale of $75 Million Note
XO Communications, LLC, a wholly owned subsidiary of XO Holdings, Inc. today announced that on March 13, 2008 it entered into a Note Purchase Agreement with Arnos Corp., an affiliate of XO Holding’s Chairman. Pursuant to the Note Purchase Agreement, Arnos Corp., has purchased a senior unsecured note of XO Communications in the principal amount of $75.0 million. The Note Purchase Agreement also provides for the issuance of up to an additional $70 million principal amount (up to an aggregate of $145 million principal amount) of senior unsecured notes of XO Communications to certain qualified purchasers. XO Holdings will use the $75 million proceeds from the Note to meet current and near-term capital needs and to provide liquidity. The principal and unpaid interest on the Note is due April 15, 2009. Unless XO Communications elects to pay interest in cash, interest on the unpaid principal amount of the Note will accrue annually at the rate of 11.5% and will be paid in kind quarterly in arrears by adding the amount of accrued interest to the principal amount outstanding under the Note.

If XO Communications elects to pay interest in cash (which election must be approved by a majority of XO Holdings’ disinterested independent directors), interest on the unpaid principal amount of the Note will be accrue annually at the rate of 9.5% and be paid in cash quarterly in arrears.
The obligations of XO Communications under the Note are jointly and severally guaranteed by XO Holdings and certain of its subsidiaries, pursuant to a Guaranty Agreement dated as of March 13, 2008.
Fourth Quarter and Full Year 2007 Financial Results
Fourth Quarter and Full Year 2007 Financial Results

($ in millions)	Q4 2007	Q3 2007	Q4 2006	2007	2006
Revenue	$367.9	$359.4	$356.6	$1,428.7	$1,416.8
Adjusted EBITDA(1)	$20.3	$29.0	$23.2	$108.4	$94.8
Adjusted EBITDA % (2)	5%	8%	7%	8%	7%
Net Loss	$(54.2)	$(4.5)	$(27.6)	$(115.7)	$(130.3)
Capital Expenditures	$40.4	$65.4	$37.3	$215.2	$118.9

(1)	Adjusted EBITDA is a Non-GAAP financial measure. See the discussion below entitled “Non-GAAP Financial Measures.”

(2)	Adjusted EBITDA % is Adjusted EBITDA divided by revenue. See the discussion below entitled “Non-GAAP Financial Measures.”
Sales of core services such as high-speed Internet access, Ethernet, IP, private line and wavelength services continued to accelerate during the fourth quarter of 2007, offsetting declines in revenue from traditional voice services and demonstrating the transition in the company’s revenue mix toward high-growth and more profitable data and IP services. In the fourth quarter of 2007, Data and IP services generated $146.5 million in revenue, up 30 percent from the fourth quarter of 2006 and 6 percent from the third quarter of 2007. For the full year 2007, Data and IP services generated $527.1 million in revenue, up 24 percent from 2006.
Fourth Quarter and Full Year 2007 Service Revenue

						% Change
	Q4	Q3	Q4			Q4 2007 -	% Change
($ in millions)	2007	2007	2006	2007	2006	Q4 2006	2007 -2006
CORE SERVICES
Data and IP Services(a)	$146.5	$138.6	$112.7	$527.1	$426.6	30%	24%
Integrated/Voice Services(b)	$80.6	$80.2	$86.0	$324.6	$356.5	(6%)	(9%)
Total Core Services	$227.2	$218.8	$198.7	$851.7	$783.1	14%	9%
LEGACY TDM/OTHER SERVICES(c)	$140.8	$140.6	$157.9	$577.0	$633.7	(10%)	(8%)
TOTAL REVENUE	$367.9	$359.4	$356.6	$1,428.7	$1,416.8	3%	1%

(a)	Data and IP Services, which is a subset of Core Services, includes services such as Collocation, Dedicated Internet Access, Ethernet, MTNS, Private Line, VPN, Carrier VoIP and Commercial VoIP services.

(b)	Integrated/Voice Services, which is a subset of Core Services, includes services such as integrated services and carrier voice services.

(c)	Legacy TDM/Other Services are our small business services, sub- T1 (i.e. dial, DSL), web hosting, interactive voice response and XO One services.
XO Communications
Sales Highlights

Throughout 2007, the Company’s two main business units, XO Business Services and XO Carrier Services expanded its business by pursuing its core markets. XO Business Services increased its focus on the enterprise market, expanding its sales force by 27% and leveraging investments in new IP services and enhanced network capabilities to further increase revenue growth opportunities. XO Business Services demonstrated its success in this market, with enterprises accounting for 28% of all new sales orders in 2007. XO Carrier Services continued to see strong demand for wholesale high-capacity long haul transport services with revenue up 20% in 2007 compared to 2006. In 2007, XO Carrier Services signed significant new business agreements with domestic and international carriers, content providers, and Internet-centric companies including China Netcom, GameRail, NTT, PCCW and SAVVIS.
New IP Services Portfolio Highlights
XO Communications continued to expand and enhance its advanced suite of data and IP networking services in 2007, offering business, large enterprise and carrier customers a broad range of high-performance communications solutions.
The company introduced a number of new services in 2007 that offer businesses and enterprises a broader range of converged voice and data over IP services, including:
•	XO® MPLS IP-VPN, its IP Class-of-Service networking solution available nationwide;

•	XO® SIP, its converged voice and data solution for businesses with IP-PBX systems available in six markets;

•	XO® One iPBX, its managed IP-PBX solution that allows customers with single or multiple locations to outsource the deployment and management of their premise-based IP-PBX systems;

•	XO® IP Flex with VPN, which allows customers to combine XO MPLS IP-VPN with XO IP Flex to create a secure, private voice and data networking solution with Class-of-Service capabilities to support mission-critical applications and prioritize network traffic.
Recently, XO Communications unveiled the industry’s first bandwidth-based pricing for converged voice and data over IP services, which simplifies how businesses can buy and scale IP services to support their communications needs. Unlike other approaches to IP pricing that still are based on traditional circuit-switched services pricing, the new bandwidth-based pricing offers rates based on the speed of the network connection, not on the number of voice lines. Customers select an IP network connection speed from 1.5 to 45 megabits per second, a calling plan and any additional features. Because voice is simply another application on the IP network connection, customers pay nothing for incremental lines or voice channels provisioned within the network connection speed they have chosen for their service.
The expansion of the XO services portfolio and recently announced bandwidth-based pricing and service guarantees demonstrates how XO Communications is defining its leadership position in IP services.
Network Investments Highlights
In 2007, XO Communications made further capacity investments in its nationwide transport network with the deployment of an additional 800 Gbps of capacity along major coast-to-coast network routes. This 200 percent increase in network capacity delivered an additional 80 10-Gbps channels and augments a capacity expansion XO Communications completed in late 2006 which delivered 400 Gbps of capacity across the XO transport network. In addition, the company also expanded the reach of its transport network into 23 carrier hotels from which it can also deliver a broad range of high-capacity network services.
During 2007, XO Communications also expanded its Ethernet services footprint into more than 240 Incumbent Local Exchange Carrier (ILEC) central office locations. By deploying Ethernet over copper technology in these central offices, XO Communications can now deliver mid-band Ethernet services to more than 190,000 business locations for the first time.

XO Communications recently announced a significant expansion in the capacity of its nationwide IP network based on the Cisco IP Next Generation Network (IP NGN) architecture to meet the growing demand for high-speed Internet access services and support its expansion into the high-capacity IP Transit services market. The upgrade increased the capacity of the XO IP network by 100 percent and provides a platform for a four-fold increase, while providing the ability to scale to a multi-terabit capable router nodes. In addition, XO Communications has expanded the number of locations from which it can provide 10 Gbps Ethernet IP Transit services to 83 locations nationwide.
Nextlink Wireless
Operational Highlights
In 2007, Nextlink continued to build its operations, sales channels and broadband wireless networks. During the year, Nextlink expanded broadband wireless coverage to 36 operational markets; built relationships with major, nationwide mobile wireless carriers; initiated a nationwide spectrum license preservation program; and expanded its reseller program to twelve partners, including a nationwide reseller agreement with Global Crossing.
2008 Financial Guidance
“We have invested in network infrastructure, new services and systems to take advantage of the transition in communications technologies from circuit-switched to data and IP. We believe that we have the right set of assets, in the right places and at the right time to deliver a set of high value services to our customers,” said Grivner. “In summary, our 2007 results consistently showed success against our strategy: grow core service revenue, enhance our IP services portfolio, expand our share in enterprise and carrier services markets, and provide the best customer service - creating a strong foundation for the company in 2008. Having recently completed the first step of our financing, we look forward to further opportunities to grow revenues and expand our market share. We will continue to seek future long-term financing to strengthen the company’s balance sheet and financial position,” concluded Grivner.
Subject to obtaining additional financing, XO Holdings is providing the following financial guidance for 2008:

Metric	2008 Financial Guidance ($ in millions)
Revenue	$1,430 - 1,470
Adjusted EBITDA	$103 - 125
Capital Expenditures	$183 - 215
About XO Holdings
XO Holdings, Inc. (OTCBB: XOHO.OB) is the holding company of XO Communications, LLC (XOC) and Nextlink Wireless, Inc. (Nextlink).
XO Communications is a leading provider of 21st century communications services for businesses and communications services providers, including 50 percent of the Fortune 500 and leading cable companies, carriers, content providers and mobile operators. Utilizing its unique and powerful nationwide IP network and extensive local metro networks and broadband wireless facilities, XO Communications offers customers a broad range of managed voice, data and IP services in 75 metropolitan markets across the United States. For more information, visit www.xo.com.

Nextlink provides alternative access, backhaul and diverse network solutions and services for the carrier, business and government markets. As one of the nation’s largest holders of fixed wireless spectrum, Nextlink delivers high-quality, carrier-grade broadband wireless solutions that scale to meet the demands of today’s converged world of communications — supporting next-generation mobile and wireline voice, data and video applications. For more information, visit www.nextlink.com.
XO, XOptions, XOptions Flex and all related marks are either registered trademarks or trademarks of XO Communications in the United States and/or other countries. Nextlink is a registered trademark of Nextlink Wireless, Inc. in the United States and/or other countries.
Cautionary Language Concerning Forward-Looking Statements
The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. These statements include those describing our ability to remain an industry leader, enhance our communications solutions, broaden our customer reach, grow our revenues, expand our market share, continue to deliver a broad range of high-capacity network services and mid-band Ethernet services, pursue growth opportunities as a result of the new term loan, meet the growing demand for high-speed Internet access services, scale to multi-terabit capable router nodes and obtain future long-term financing. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of Nextlink and XOC may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. These factors include, without limitation, our ability to generate sufficient capital or to obtain additional financing on terms favorable to the company or at all. Management is unable to provide assurance that XO Holdings, Inc. or its subsidiaries will ultimately consummate additional alternative financing transactions or that such financing transactions could be consummated before the lenders under our credit facility could accelerate repayment of the outstanding indebtedness. Other factors to consider also include the risk factors described from time to time in the reports filed by XO Holdings, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006 and its quarterly reports on Form 10-Q. XO Holdings, Inc. undertakes no obligation to update any forward-looking statements, except as otherwise required by law.
This press release contains certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available below in the accompanying financial statements.

Accompanying financial statements follow below.

XO HOLDINGS, INC.
Consolidated Statements of Operations
(in thousands, except for share and per share data)

	Three Months Ended		Year Ended
	December 31,	December 30,	December 31,	December 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)
Revenue	$367,905	$356,619	$1,428,665	$1,416,843

Cost of service * (1)	219,896	200,014	810,590	822,042
Selling , general and administrative (1)	128,163	133,847	511,622	502,192
Loss on write-down of assets	5,767	107	7,936	3,538
Depreciation and amortization	60,066	49,785	206,953	201,222

Loss from operations	(45,987)	(27,134)	(108,436)	(112,151)

Interest income	2,281	2,447	8,182	8,691
Investment and other (loss) income	(550)	5,193	23,068	5,193
Interest expense, net	(9,951)	(8,139)	(37,681)	(32,077)

Net loss before income taxes	(54,207)	(27,633)	(114,867)	(130,344)

Income tax benefit (expense)	18	—	(787)	—

Net loss	(54,189)	(27,633)	(115,654)	(130,345)

Preferred stock accretion	(3,647)	(3,438)	(14,269)	(13,486)

Net loss allocable to common shareholders	$(57,836)	$(31,071)	$(129,923)	$(143,830)

Net loss allocable to common shareholders per common share, basic and diluted	$(0.32)	$(0.17)	$(0.71)	$(0.79)

Weighted average shares, basic and diluted	182,075,035	182,001,285	182,048,182	181,970,946

Total Adjusted EBITDA (2)	$20,349	$23,213	$108,386	$94,778

*	Excludes depreciation and amortization expense

(1)	For the three and twelve months ended December 31, 2007, we reclassified $63.1 million and $226.4 million, respectively, of network operating costs from selling, general and administrative expense to cost of service. We believe these reclassifications better present the relationship of service cost with revenue. For the three and twelve months ended December 31, 2006, we reclassified $60.0 million and $219.8 million, respectively, of network operating costs from selling, general and administrative expense to cost of service to compare to our 2007 presentation.

(2)	Adjusted EBITDA is a non-GAAP financial measure, which we define as net income (loss) before depreciation, amortization, asset impairment/write-off charge, interest expense, interest income, investment gains or losses, income tax expense or benefit, cumulative effect of change in accounting principle and stock based compensation. Adjusted EBITDA is not intended to replace operating income (loss), net income (loss), cash flow and other measures of financial performance reported in accordance with U.S. generally accepted accounting principles (GAAP). Rather, Adjusted EBITDA is an important measure used by management to assess operating performance of the Company and is used in our budgeting process. Adjusted EBITDA as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies. Management has historically used Adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide the most accurate measure of our core operating results and as a means to evaluate period-to-period results.

We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of our core on-going operations. Adjusted EBITDA as defined here does not have the same meaning as EBITDA as defined in our secured credit facility agreement. A reconciliation of net loss before income taxes to Adjusted EBITDA is included below:

XO HOLDINGS, INC.
Consolidated Balance Sheets
(in thousands)

	As of	As of
	December 31,	December 31,
	2007	2006
Cash and cash equivalents	$108,075	$168,563
Marketable securities	885	2,420
Accounts receivable, net	131,705	146,278
Other current assets	30,928	30,859
Property and equipment, net	720,396	678,233
Broadband wireless licenses and other intangibles, net	53,515	63,507
Other assets, net	44,622	41,361

Total assets	$1,090,126	$1,131,221

Accounts payable and other current liabilities	$358,705	$334,751
Long-term debt and accrued interest payable	377,213	336,650
Other long-term liabilities	67,050	58,430
Class A convertible preferred stock	244,811	230,542

Total stockholders’ equity	42,347	170,848

Total liabilities, convertible preferred stock and stockholders’ equity	$1,090,126	$1,131,221

XO HOLDINGS, INC.
Reconciliation of Net Loss to Adjusted EBITDA
(in thousands)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2007	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net loss before income taxes	$(54,207)	$(4,156)	$(27,633)	$(114,867)	$(130,344)

Depreciation and amortization	60,066	44,832	49,785	206,953	201,222

Loss on write-down of assets	5,767	1,064	107	7,936	3,538

Interest income	(2,281)	(1,558)	(2,447)	(8,182)	(8,691)

Interest expense, net	9,951	9,904	8,139	37,681	32,077

EBITDA	$19,296	$50,086	$27,951	$129,521	$97,802

Stock-based compensation	503	459	455	1,933	2,169

Investment (gain) loss, net	550	(21,518)	(5,193)	(23,068)	(5,193)

Adjusted EBITDA	$20,349	$29,027	$23,213	$108,386	$94,778

Media Contact
Chad Couser / XO Communications
T: 703-547-2746
E: chad.couser@xo.com
Investor Contacts
Lynn Morgen / Ron Vidal
MBS Value Partners (for XO Communications)
T: 212-750-5800